Exhibit 99.1

Press Release	Source: Silver State Bancorp

SILVER STATE BANCORP REPORTS FOURTH QUARTER NET INCOME OF $5.9 MILLION

OR $0.38 PER SHARE; FULL YEAR NET INCOME UP 18.94% PERCENT

Henderson, NV – January 30, 2008 – Silver State Bancorp (NASDAQ: SSBX) today reported net income for the fourth quarter ended December 31, 2007 of $5.9 million, or $0.38 per diluted share, compared with $5.7 million or $0.40 per diluted share reported for the fourth quarter of 2006. For the year ended December 31, 2007, Silver State Bancorp posted net income of $24.8 million, or $1.68 per diluted share, up 18.94% from a year earlier.

4th Quarter 2007 Financial Highlights

•	Net income of $5.9 million, or $0.38 per diluted share, compared with $5.7 million, or $0.40 per diluted share, in the fourth quarter 2006

•	Net interest income of $22.0 million, an increase of $5.2 million or 31.18% from the fourth quarter 2006

•	Net interest margin of 5.22% for the quarter

•	Net loan growth, excluding loans held for sale, of $97.6 million or 6.77% for the quarter

•	Return on average equity (annualized) of 14.84% and return on average assets (annualized) of 1.33% for the quarter

•	Non-performing loans represented 0.84% of gross loans at December 31, 2007

•	Non-performing assets represented 0.75% of total assets at December 31, 2007

•	Net charge-offs as a percentage of average loans were 0.06% for the fourth quarter and 0.08% for the year ended December 31, 2007

•	Efficiency ratio of 47.85% for the quarter

•	Opened two additional full service branch offices in the Las Vegas metropolitan area during the quarter

•	Opened one additional full service branch office in the Phoenix metropolitan area during the quarter

Corey L. Johnson, President and Chief Executive Officer, said, “There is virtually no question at this point that the fourth quarter results, as well as those of the full year were impacted by a weakening economy. From an operational perspective, the performance of Silver State Bancorp was exemplary and our close monitoring of credit quality positioned the company to manage the more severe ramifications of what now appears to be the outset of a recessionary economic environment.

“Our strategy is one that is dynamic and as such, provides us with the best possible opportunity to manage the effects of the weakening economic conditions, or certainly to take advantage of an uptick, should it occur.

Mr. Johnson pointed out that “We are well positioned for the current operating environment. We continue to monitor the credit quality of the bank and have and continue to be proactive in identifying and working to resolve problem loans. Despite our increase in non-performing loans during the fourth quarter, based on our evaluation of these loans and the market environment, we do not expect these loans to result in significant loan losses in excess of existing specific reserves.

“While 2008 will clearly present economic challenges in our markets (Nevada and Arizona), we firmly believe that Silver State Bancorp has the appropriate business strategy to ensure that growth continues, as well as the management strength and acumen to effect that strategy.”

Income Statement

Silver State Bancorp reported net income of $5.9 million for the three months ended December 31, 2007, representing an increase of 3.24% compared with net income of $5.7 million for the fourth quarter of 2006. Diluted earnings per share were $0.38 for the three months ended December 31, 2007, a decrease of 5.00%, compared with $0.40 for the corresponding period of 2006.

For the year ended December 31, 2007, net income was $24.8 million, representing an increase of 18.94% compared with net income of $20.9 million for the year ended December 31, 2006. Diluted earnings per share were $1.68 for the year ended December 31, 2007, an increase of 10.53%, compared with $1.52 for the corresponding period of 2006.

Total interest income was $39.2 million for the quarter ended December 31, 2007 compared with $27.3 million for the corresponding period of 2006. This increase of $11.9 million or 43.51% was primarily the result of significant growth in our average earning assets. The average balance of our interest earning assets, driven by an increase in our average loans, increased $561.5 million or 50.61% for the fourth quarter of 2007 compared with the corresponding period of 2006. The average yield on earning assets decreased to 9.32% for the quarter ended December 31, 2007 compared with 9.78% for the corresponding period of 2006.

Total interest expense was $17.3 million for the quarter ended December 31, 2007 compared with $10.6 million for the corresponding period of 2006. This increase of $6.7 million or 63.04% was primarily the result of an increase in the average balance of our interest bearing liabilities. The average balance of our interest bearing liabilities, driven by an increase in our average deposits, increased $517.6 million or 57.83% for the fourth quarter of 2007 compared with the corresponding period of 2006. The average cost of interest bearing liabilities increased to 4.85% for the quarter ended December 31, 2007 compared with 4.69% for the corresponding period of 2006.

Net interest income was $22.0 million for the quarter ended December 31, 2007, an increase of $5.2 million or 31.18% compared with net interest income of $16.8 million for the corresponding period of 2006. The net interest margin decreased to 5.22% for the fourth quarter of 2007, compared with 5.83% for the third quarter of 2007, and compared with 5.99% for the fourth quarter of 2006. This decrease is primarily attributable to a decrease in the average yield of our loan portfolio reflecting recent interest rate cuts as well as continued competitive pressures on the pricing of our deposit products. In addition, our net interest margin decreased by 0.06% due to the reversal of interest income on loans being placed on non-accrual status during the fourth quarter.

The provision for loan losses was $3.6 million for the quarter ended December 31, 2007 compared with $2.4 million for the quarter ended September 30, 2007 and compared with $804,000 for the quarter ended December 31, 2006. The increased provision reflects an increase in our loan portfolio as well as an increase in non-performing assets, an increase in our potential problem loans, and the general weakening economic condition in the markets served by the Company.

Total non-interest income remained consistent at $1.9 million for the quarter ended December 31, 2007, when compared with non-interest income of $1.9 million for the corresponding period of 2006. Total non-interest income represented 21.47% of income before income taxes for the quarter ended December 31, 2007 compared with 20.72% for the corresponding period of 2006.

Total non-interest expense was $11.4 million for the quarter ended December 31, 2007, an increase of $2.7 million or 31.48% compared with total non-interest expense of $8.7 million for the corresponding period of 2006. The increase was primarily attributable to expenses associated with salaries and employee benefits which increased $1.7 million or 32.64% to $6.8 million for the quarter ended December 31, 2007 compared with $5.1 million for the corresponding period of 2006 due to the addition of new employees which is consistent with our overall growth. Full-time equivalent employees were 389 at December 31, 2007 compared with 268 at December 31, 2006. Occupancy expenses increased $388,000 or 50.13% to $1.2 million for the quarter ended December 31, 2007 compared with $774,000 for the corresponding period of 2006 primarily as a result of the Company’s number of full service branch offices increasing to 15 at December 31, 2007 from 12 at December 31, 2006 as well as increased lease expense for corporate and administration office space due to the overall growth of the company. Professional fees increased $481,000 or 84.68% to $1.0 million for the quarter ended December 31, 2007 compared with $568,000 for the corresponding period of 2006 due to increased legal, audit, accounting, and compliance fees attributed to the growth of the company and costs associated with being a public company. Insurance expense increased $206,000 or 231.46% to $295,000 for the quarter ended December 31, 2007 compared with $89,000 for the corresponding period of 2006 due primarily to an increase in FDIC deposit insurance assessments.

Balance Sheet

Total assets were $1.8 billion at December 31, 2007, an increase of $554.4 million or 45.84% from December 31, 2006. Total assets increased $89.9 million or 5.37% from September 30, 2007. These increases were due primarily to internally generated loan growth and reflect our ability to leverage our newly generated capital.

Net loans, excluding loans held for sale, totaled $1.5 billion at December 31, 2007, an increase of $535.2 million or 53.29% from December 31, 2006 and an increase of $97.6 million or 6.77% from September 30, 2007. Loans held for sale totaled $68.9 million at December 31, 2007, an increase of $34.8 million or 102.24% from December 31, 2006 and an increase of $5.6 million or 8.82% from September 30, 2007. The majority of the loan growth was in construction and land loans which grew $445.4 million or 71.81% from December 31, 2006 and grew $79.8 million or 8.10% from September 30, 2007. Net loans represented 87.28% of total assets at December 31, 2007 compared with 86.14% at September 30, 2007 and 83.04% at December 31, 2006. The allowance for loan and lease losses represented 1.24% of gross loans at December 31, 2007 and 1.10% at December 31, 2006 and 1.15% at September 30, 2007. This increase is due to the Company increasing its allowance to reflect an increase in non-performing assets, an increase in our potential problem loans, and the general weakening economic condition in the markets served by the Company.

Deposits totaled $1.4 billion at December 31, 2007, an increase of $440.2 million or 44.64% from December 31, 2006 and an increase of $70.4 million or 5.19% from September 30, 2007. The majority of our deposit growth occurred in interest bearing checking accounts which grew $101.0 million or 23.22% and time deposits which grew $328.4 million or 90.70% from December 31, 2006. Interest bearing checking accounts increased $4.0 million or 0.75% and time deposits grew $71.9 million or 11.62% from September 30, 2007. At December 31, 2007, $500.2 million of our total deposits are considered for regulatory purposes to be brokered deposits, an increase of $309.9 million or 162.86% from December 31, 2006 and an increase of $64.9 million or 14.9% from September 30, 2007. Federal Home Loan Bank advances were $90.6 million at December 31, 2007, an increase of $32.6 million or 56.21% from December 31, 2006 and $14.0 million or 18.28% from September 30, 2007. Both deposit liabilities and Federal Home Loan Bank advances are used as our primary funding sources to support our strong loan growth.

Junior subordinated debt totaled $69.6 million at December 31, 2007, an increase of $30.9 million or 80.00% from December 31, 2006. The junior subordinated debt balance remained unchanged since September 30, 2007. Our junior subordinated debt, which is issued to our statutory trust subsidiaries that, in turn, issue trust preferred securities, is considered long-term borrowing for financial reporting purposes but is included as a component of regulatory capital, subject to limitations.

Stockholders’ equity increased $51.0 million or 47.82% from December 31, 2006 and $5.5 million or 3.64% from September 30, 2007. This increase was a result of the company’s initial registered public offering of common stock completed in July 2007 which raised approximately $25.5 million of net proceeds, $24.8 million in net income for the year ended December 31, 2007, and the remainder from treasury stock transactions and stock option exercises. The Company repurchased 135,400 shares of its common stock under an authorized stock repurchase program at a weighted average price per share of $15.19 during the quarter ended December 31, 2007. Total stockholders’ equity represented 8.94% of total assets at December 31, 2007, compared with 8.82% at December 31, 2006 and 9.09% at September 30, 2007. Tangible book value per share increased to $9.03 at December 31, 2007 from $6.33 at December 31, 2006 and $8.67 at September 30, 2007.

Asset Quality and Capital Ratios

At December 31, 2007 non-performing loans were $13.1 million and represented 0.84% of gross loans and non-performing assets were $13.2 million and represented 0.75% of total assets. Net charge-offs were $963,000 for the quarter ending December 31, 2007 and as a percentage of average loans were 0.06% for the quarter ending December 31, 2007.

The Company is considered “well-capitalized” pursuant to regulatory capital definitions at December 31, 2007 with Tier 1 Risk-Based, Total Risked-Based and Leverage Ratios of 10.56%, 12.48% and 10.99%, respectively.

Conference Call

Silver State Bancorp will host a conference call at 11:00 AM Eastern Time/8:00 AM Pacific Time on Thursday, January 31, 2008 to discuss the Company’s performance and fourth quarter results. Participants may access the call by dialing 866.825.3354 (International dial 617.213.8063) using the pass code 75464254. The call will be recorded and made available for replay after 1:00 PM Eastern Time on January 31, 2008 until 11:59 PM Eastern Time on February 7, 2008 by dialing 888.286.8010 (International dial 617.801.6888) using the pass code 92836400. A replay will also be available via web broadcast at www.silverstatebancorp.com.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiaries, Silver State Bank and Choice Bank, currently operates twelve full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Silver State Bancorp and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and December 31, 2006

(Dollars in thousands)

(UNAUDITED)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$13,838	$27,063
Federal funds sold	—	8,416

Total cash and cash equivalents	13,838	35,479
Securities available for sale	51,966	65,324
Federal Home Loan Bank stock, at cost	5,469	3,382
Loans held for sale	68,868	34,053
Loans, net of allowance for losses of $19,304 and $11,200, respectively	1,539,667	1,004,443
Premises and equipment, net	43,081	32,033
Accrued interest receivable	9,969	7,236
Deferred taxes, net	4,794	2,441
Other real estate owned	110	738
Goodwill	18,835	18,934
Intangible asset, net of amortization of $247 and $64, respectively	917	1,100
Prepaids and other assets	6,440	4,355

Total assets	$1,763,954	$1,209,518

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$177,084	$169,429
Interest bearing:
Checking	535,902	434,906
Savings	22,943	19,806
Time, $100 and over	256,392	197,493	(1)
Other time	434,183	164,637	(1)

Total deposits	1,426,504	986,271
Accrued interest payable and other liabilities	9,661	6,356
Federal funds purchased and securities sold under repurchase agreements	9,983	13,602
Federal Home Loan Bank advances and other borrowings:
Short-term borrowings	34,000	8,000
Long-term borrowings	56,600	50,000
Junior subordinated debt	69,589	38,661

Total liabilities	1,606,337	1,102,890

Stockholders’ Equity
Preferred stock, par value of .001 cents; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of .001 cents; 60,000,000 shares authorized; shares issued 2007: 15,944,154; 2006: 14,224,172; shares outstanding 2007: 15,271,421; 2006: 13,687,109	16	14	(2)
Additional paid-in capital	79,721	51,665
Retained earnings	81,974	57,145
Accumulated other comprehensive income (loss)	64	(101)

	161,775	108,723
Less cost of treasury stock, 2007: 672,733 shares, 2006: 537,063 shares	(4,158)	(2,095)

Total stockholders’ equity	157,617	106,628

Total liabilities and stockholders’ equity	$1,763,954	$1,209,518

(1)	Approximately $30,000 has been reclassed from Time Deposits, $100 and over to Other time deposits as of December 31, 2006 to be consistent with revised regulatory reporting requirements. There is no change to total deposits as a result of this reclassification.
(2)	Common stock and additional paid in capital as of December 31, 2006 have been adjusted to reflect the change in par value on common stock from .10 to .001.

Silver State Bancorp and Subsidiaries

Consolidated Statements of Income

For the three months and twelve months ended December 31, 2007 and 2006

(Dollars in thousands, except per share information)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest and dividend income on:
Loans, including fees	$37,844	$25,841	$137,519	$85,378
Securities, taxable	1,079	887	3,095	3,034
Dividends on FHLB stock	58	42	212	145
Federal funds sold and other	256	571	948	1,349

Total interest income	39,237	27,341	141,774	89,906

Interest expense on:
Deposits	14,728	9,431	52,372	27,969
Federal funds purchased and securities sold under repurchase agreements	53	181	367	674
Short-term borrowings	558	48	1,352	224
Long-term borrowings	689	334	2,584	1,813
Junior subordinated debt	1,223	587	3,669	1,876

Total interest expense	17,251	10,581	60,344	32,556

Net interest income	21,986	16,760	81,430	57,350
Provision for loan losses	3,550	804	9,160	2,821

Net interest income after provision for loan losses	18,436	15,956	72,270	54,529

Other income:
Gain on sale of loans	1,144	1,155	5,221	4,168
Net realized gain (loss) on sale of available for sale securities	—	11	31	(6)
Service charges on deposit accounts	241	252	892	759
Loan servicing fees, net of amortization	72	31	340	176
Other income	473	449	1,956	864
Loss on disposal of other assets	(16)	(1)	(32)	(44)

Total non-interest income	1,914	1,897	8,408	5,917

Non-interest expense:
Salaries, wages and employee benefits	6,766	5,101	25,331	17,176
Occupancy	1,162	774	3,679	2,583
Depreciation and amortization	701	647	2,556	1,531
Insurance	295	89	1,250	296
Professional fees	1,049	568	3,096	1,560
Advertising, public relations and business development	193	216	899	751
Customer service expense	82	84	352	378
Data processing	32	43	154	351
Dues and memberships	63	33	177	146
Directors expense	39	49	116	131
Loss on other real estate owned	—	—	132	—
Other	1,053	1,093	3,738	2,924

Total non-interest expense	11,435	8,697	41,480	27,827

Income before income taxes	8,915	9,156	39,198	32,619
Income taxes	3,054	3,479	14,369	11,743

Net income	5,861	5,677	24,829	20,876

Basic income per common share	$0.38	$0.42	$1.72	$1.58

Diluted income per common share	$0.38	$0.40	$1.68	$1.52

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Selected Income Data:
Interest income	$39,237	$27,341	$141,774	$89,906
Interest expense	17,251	10,581	60,344	32,556

Net interest income	21,986	16,760	81,430	57,350
Provision for loans losses	3,550	804	9,160	2,821

Net interest income after provision for loan losses	18,436	15,956	72,270	54,529
Non-interest income	1,914	1,897	8,408	5,917
Non-interest expense	11,435	8,697	41,480	27,827

Income before income taxes	8,915	9,156	39,198	32,619
Provision for income taxes	3,054	3,479	14,369	11,743

Net Income	$5,861	$5,677	$24,829	$20,876

Share data:
Earnings per share—basic	$0.38	$0.42	$1.72	$1.58
Earnings per share—diluted	0.38	0.40	1.68	1.52
Book value per share	10.32	7.79
Tangible book value per share	9.03	6.33
Shares outstanding at period end	15,271,421	13,687,109
Weighted average shares outstanding—basic	15,298,143	13,545,912	14,401,206	13,173,918
Weighted average shares outstanding—diluted	15,599,791	14,112,766	14,784,630	13,750,641

Selected Balance Sheet Data:
Cash and cash equivalents	$13,838	$35,479
Investments and other securities	51,966	65,324
Loans held for sale	68,868	34,053
Gross loans, including net deferred loan fees	1,558,971	1,015,643
Allowance for loan losses	19,304	11,200
Assets	1,763,954	1,209,518
Deposits	1,426,504	986,271
Junior subordinated debt	69,589	38,661
Stockholders’ equity	157,617	106,628

Selected Other Balance Sheet Data:
Average assets	$1,751,712	$1,181,874	$1,521,336	$980,287
Average earning assets	1,670,914	1,109,413	1,444,719	928,250
Average stockholders’ equity	156,706	103,265	131,804	88,016

Selected Capital Ratios:
Leverage Ratio	10.99%	10.53%
Tier 1 Risk-Based Capital ratio	10.56%	10.46%
Total Risk-Based Capital ratio	12.48%	11.59%

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data (continued)

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Selected Financial & Performance Ratios:
Return on average assets (1)	1.33%	1.91%	1.63%	2.13%
Return on average stockholders’ equity (1)	14.84%	21.81%	18.84%	23.72%
Net interest rate spread (2)	4.47%	5.09%	4.82%	5.16%
Net interest margin (3)	5.22%	5.99%	5.64%	6.18%
Efficiency ratio (4)	47.85%	46.62%	46.17%	43.98%
Loan to deposit ratio	109.29%	102.98%
Average earning assets to average interest-bearing liabilities	118.29%	123.96%	119.35%	129.18%
Average stockholders’ equity to average assets	8.95%	8.74%	8.66%	8.98%

Selected Asset Quality Ratios:
Non-performing loans to gross loans (5)	0.84%	0.01%
Non-performing assets to total assets (6)	0.75%	0.07%
Loans past due 90 days or more and still accruing to total loans	—	—
Allowance for loan losses to gross loans	1.24%	1.10%
Allowance for loan losses to non-performing loans	147.60%	8484.85%
Net charge-offs to average loans outstanding	0.06%	0.02%	0.08%	0.07%

Selected Other Data:
Number of full service branch offices	15	12

(1)	Information for the three months ended December 31, 2007 and 2006 is annualized.
(2)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents non-interest expenses as a percentage of the total of net interest income plus non-interest income.
(5)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(6)	Non-performing assets include non-performing loans plus other real estate owned.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended December 31,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$86,115	$1,079	4.97%	$78,893	$887	4.46%
Federal funds sold and other	22,078	256	4.60%	42,538	571	5.33%
Loans (1) (2)	1,557,602	37,844	9.64%	984,614	25,841	10.41%
FHLB stock	5,119	58	4.50%	3,368	42	4.95%

Total earning assets	1,670,914	39,237	9.32%	1,109,413	27,341	9.78%
Non-interest earning Assets
Cash and due from banks	19,185			17,341
Allowance for loan losses	(17,859)			(10,806)
Other assets	79,472			65,926

Total assets	$1,751,712			$1,181,874

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$11,803	$31	1.04%	$21,816	$60	1.09%
Savings and money market	551,033	5,769	4.15%	416,404	4,743	4.52%
Time deposits	672,351	8,928	5.27%	349,699	4,628	5.25%

Total interest-bearing deposits	1,235,187	14,728	4.73%	787,919	9,431	4.75%
Short-term borrowings	51,198	611	4.73%	18,172	229	5.00%
Long-term debt	56,600	689	4.83%	50,000	334	2.65%
Junior subordinated debt	69,589	1,223	6.97%	38,913	587	5.98%

Total interest-bearing liabilities	1,412,574	17,251	4.85%	895,004	10,581	4.69%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	165,825			175,288
Other liabilities	16,607			8,317
Stockholders’ equity	156,706			103,265

Total liabilities and stockholders’ equity	$1,751,712			$1,181,874

Net interest rate spread (3)			4.47%			5.09%
Net interest income/net interest margin (4)		$21,986	5.22%		$16,760	5.99%

Total interest-earning assets to interest-bearing liabilities	118.29%			123.96%

(1)	Net loan fees of $3.7 million and $2.2 million are included in the yield computation for the three months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Twelve Months Ended December 31,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$63,344	$3,095	4.89%	$76,505	$3,034	3.97%
Federal funds sold and other	19,139	948	4.95%	26,993	1,349	5.00%
Loans (1) (2)	1,357,753	137,519	10.13%	821,733	85,378	10.39%
FHLB stock	4,483	212	4.73%	3,019	145	4.80%

Total earning assets	1,444,719	141,774	9.81%	928,250	89,906	9.69%
Non-interest earning Assets
Cash and due from banks	17,963			17,056
Allowance for loan losses	(14,470)			(9,569)
Other assets	73,124			44,550

Total assets	$1,521,336			$980,287

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$14,907	$163	1.09%	$18,658	$173	0.93%
Savings and money market	518,251	23,553	4.54%	350,549	15,197	4.34%
Time deposits	538,131	28,656	5.33%	257,414	12,599	4.89%

Total interest-bearing deposits	1,071,289	52,372	4.89%	626,621	27,969	4.46%
Short-term borrowings	32,078	1,719	5.36%	19,392	898	4.63%
Long-term debt	54,800	2,584	4.72%	47,175	1,813	3.84%
Junior subordinated debt	52,303	3,669	7.01%	25,393	1,876	7.39%

Total interest-bearing liabilities	1,210,470	60,344	4.99%	718,581	32,556	4.53%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	166,447			168,860
Other liabilities	12,615			4,830
Stockholders’ equity	131,804			88,016

Total liabilities and stockholders’ equity	$1,521,336			$980,287

Net interest rate spread (3)			4.82%			5.16%
Net interest income/net interest margin (4)		$81,430	5.64%		$57,350	6.18%

Total interest-earning assets to interest-bearing liabilities	119.35%			129.18%

(1)	Net loan fees of $13.5 million and $8.7 million are included in the yield computation for the twelve months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Contacts

Investors:

Corey L. Johnson

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

or

Michael J. Threet

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com